EXHIBIT 11.2

                        CALIFORNIA ENERGY COMPANY, INC.

               CALCULATION OF EARNINGS PER SHARE IN ACCORDANCE
                     WITH INTERPRETIVE RELEASE NO. 34-9083

               (Dollars in thousands, except per share amounts)


                                                                      Three Months Ended                      Nine Months Ended
                                                                      September 30                              September 30
                                                                  1994                1993                1994                1993
Actual weighted average shares outstanding for the period   32,452,314          35,460,056          33,606,006          35,411,548
Dilutive stock options and warrants using average market
 prices                                                      2,378,937           2,720,167           2,568,173           3,024,387
Total number of shares based on shares outstanding
 and the assumption that dilutive stock options and
warrants will be exercised at average stock market prices   38,831,251          38,180,223          36,174,179          38,435,935
Additional dilutive stock options and warrants using
 ending market price and assuming conversion of
convertible debt*                                            4,630,631             162,727           4,444,444                   -
Total shares based on shares outstanding and the
 assumption that dilutive stock options and warrants
will be exercised at ending market price if more dilutive   39,461,882          38,342,950          40,618,623          38,435,935
Income before extraordinary item and change in
 accounting principle                                       $   14,413          $   16,677          $   31,399          $   34,811
Extraordinary item                                                   -                   -             (2,027)                   -
Cumulative effect of change in accounting
 principle                                                           -                   -                   -               4,100
Net income                                                      14,413              16,677              29,392              38,911
Less:  Series C preferred stock dividends                        1,275               1,179               3,711               3,429
Net income available for common shares                      $   13,138           $  15,498           $  25,681            $ 35,482
Primary earnings per share before extraordinary item and
  change in accounting principle                               $  0.38              $ 0.41              $ 0.77              $ 0.81
Extraordinary item per share                                         -                   -              (0.06)                   -
Cumulative effect of change in accounting
 principle per share                                                 -                   -                   -                0.11
Primary earnings per share                                    $   0.38            $   0.41            $   0.71            $   0.92
Fully diluted earnings per share based on SEC
 interpretive release No. 34-9083**                           $   0.36            $   0.41            $   0.70            $   0.92


* The ending market price on September 30, 1994 and 1993 was lower than the average market price for the nine-month period ended September 30, 1994 and 1993. Accordingly, inclusion of an adjustment for stock options would be antidilutive and, therefore, contrary to paragraph 40 of APB Option 15. The repurchase of Company common stock has reduced the number of shares outstanding and has necessitated the inclusion of the Debentures in the fully diluted earnings per share calculation for the quarter ended September 30, 1994 and for the nine month period ended September 30, 1994.

**      The net income available for common shares for the quarter ended
September 30, 1994 and nine months ended September 30, 1994 was increased by the interest expense associated with the convertible debt of $887 and $2,620, respectively.